Exhibit 99.1

QuickLogic Announces Strategic Process for SensiML

SAN JOSE, Calif. - January 7, 2025 - QuickLogic Corporation (NASDAQ: QUIK), a developer of embedded FPGA (eFPGA) Hard IP and ruggedized FPGAs, today announced its Board of Directors is actively exploring options for its wholly-owned subsidiary, SensiML. Preliminary discussions are underway with potential strategic partners regarding the possible sale of SensiML or its assets.

With the increasing interest in applying Artificial Intelligence (AI) and Machine Learning (ML) in edge applications, there are clearly defined opportunities for SensiML’s future growth. However, with the success of QuickLogic’s eFPGA Hard IP and ruggedized FPGA business, the Company will focus all its resources on leveraging and growing the cornerstones of its core business model.

This decision has been influenced by recent events, including eFPGA Hard IP design wins with strategic customers, expansion of large government ruggedized FPGA and eFPGA Hard IP contracts, performance improvements of its eFPGA Hard IP products, the recent change in the eFPGA market competitor landscape and an increase in inbound interest from customers of former eFPGA market competitors.

"When we acquired SensiML, there were clear leverage opportunities between its unique AI/ML software and our focus on sensor processing opportunities," said Brian Faith, CEO of QuickLogic. "However, with the success and profitability of our eFPGA Hard IP and ruggedized FPGA products we are electing to focus all of our resources towards the growth of our core business model and the Storefront opportunities it leverages.”

We encourage you to read the Company's disclosures on Form 8-K filed with the SEC today in conjunction with the Company's Form 10-K filed on March 27, 2024, and previously filed quarterly financials on Forms 10-Q for additional information.

About QuickLogic

QuickLogic Corporation is a fabless semiconductor company specializing in eFPGA Hard IP, discrete FPGAs, and endpoint AI solutions. QuickLogic’s unique approach combines cutting-edge technology with open-source tools to deliver highly customizable, low-power solutions for industrial, aerospace, consumer, and computing markets. For more information, visit www.quicklogic.com.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Press Contact:

Andrea Vedanayagam

Veda Communications

408.656.4494

pr@quicklogic.com